Exhibit 99(a)

For Immediate Release: April 13, 1995

VALLEY NATIONAL FILES TO ESTABLISH EDGE CORPORATION

APRIL 13, 1995 -- Valley National Bancorp and Valley National Bank, its commercial banking subsidiary, announced today that the Bank has filed an application with the Federal Reserve Bank of New York to establish an Edge Corporation to undertake certain international activities. Valley explained that the purpose of the application is to establish a finance company in Toronto, Canada. The proposed Canadian finance company will make consumer loans, primarily auto and mortgage loans in Canada, utilizing Valley's expertise in the area and extending to Canada the existing referral program Valley has with a major insurance company.

Valley stated that an application also has been filed with the Office of Supervision of Financial Institutions, the Canadian banking and financial institution regulator, to establish the finance company in Canada, with capitalization of $10 million (Canadian).

While Valley anticipates the applications will be approved, there can be no assurance concerning regulatory approval or the timing of such approvals.